Exhibit 10.11

Form of Offer Letter for Named

Executive Officers

[COMPANY LETTERHEAD]

[____]

Sent Via Email

Dear [________]:

I am pleased to offer you employment with REV Renewables LLC, a Delaware Limited Liability Company (the “Company”). This offer of employment is contingent upon a satisfactory background and reference check. You will be eligible for the annual bonus, equity grant and long term incentive as further described in Exhibit A. All references to the Compensation Committee in Exhibit A shall refer exclusively to the Compensation Committee of the Company.

This letter sets forth the details of the offer as follows:

Job Title:	[_______________]. During your time with the Company, your title will be [_______________].

Office Location:	[_______________]. Senior management and key employees will be located throughout U.S. Executive understands the position will require frequent travel to various locations and reasonable related expenses will be reimbursed.

Anticipated Start Date:	[_______________]

Reporting to:	[_______________] of the Company. During your time at the Company you will report to [_______________] or as otherwise directed by him/her.

Salary:	$[_______________] annually, payable on a semi-monthly basis and pro-rated based on your start date. This position is exempt, meaning that you will not be eligible for overtime pay.

Annual Bonus:	You will be eligible to earn a fully discretionary year-end bonus at a minimum level of $[_______________].

Restrictive Covenants:	You will be expected to execute a customary restricted covenant agreement, which will include a non-compete of [__] months and a non-solicit of [__] months, in exchange for certain equity and other compensation set forth herein.

[Special Payment	An amount equal to [__]% of Executive’s forfeited deferred incentives owed to him by current employer subject to (i) a cap of $[__], (ii) such amount being paid [___], and (iii) Executive will request in good faith that his current employer reduce such forfeited amounts in order to minimize the amount of that would be paid by the Company under this provision.][1]

[1]	Not applicable to all executives.

Below is a description of the benefits provided by the Company. By signing below, you acknowledge and agree that such benefits are subject to change from time to time as determined in the sole discretion of the Company.

Profit Sharing/401(k):	The Company’s currently maintains a 401(k) and Profit Sharing Plan for the benefit of its employees. Employees may contribute pre-tax or post-tax compensation dollars, up to IRS limits, which are allocated to the employee-selected tax deferred accounts. In addition, the Company makes periodic contributions to the plan which are allocated to the employee-selected tax deferred accounts.

Health/Dental/Vision/
AD&D/LTD Insurances:	Company-paid plan, beginning on your first day of work. A description of the current insurance coverages will be sent under separate cover. In addition, the Company currently reimburses employees enrolled in our medical plan for plan related in-network medical deductibles and in-network out-of-pocket costs up to an annual cap through our health reimbursement arrangement.

Life Insurance:	Company-paid plan equal to three times annual salary up to a maximum of $[___].

Vacation:	[__] days per year; subject to further details set forth in the employee handbook. Unused vacation days may not be carried over from year to year, except as may be required by applicable law.

Personal/Wellness:	[__] days per year, subject to further details set forth in the employee handbook. Unused personal/wellness days do not accrue, except as may be required by applicable law.

Holidays:	There are currently [__] paid holidays per year.

This letter is not intended to, nor shall it, constitute an employment agreement between you and the Company for any specified time period or obligate the Company to provide any specific terms of employment to you except as expressly set forth herein (including in Exhibit A). You will be an “at-will” employee of the Company, which means that you or the Company may terminate the employment relationship at any time, with or without cause; reason or notice.

U.S. Immigration laws require employers to obtain proof of identity and eligibility to work in the United States from all prospective employees within the first three days of employment. An acceptable list of documents will be sent to you via email. Please bring the appropriate documentation on your first day of employment. The Company will confirm your employment authorization through &Verify.

Your employment will be subject to the Company Handbook (including any State-specific addenda), the Code of Ethics & Regulatory Compliance Manual, and any other applicable policies and procedures (collectively, including any subsequent amendments or supplements thereto, the “Company Policies & Procedures”). In the event there is any conflict or discrepancy between this offer and the Company Policies & Procedures, the Company Policies & Procedures will control.

By signing below, you represent that you are not subject to a restrictive covenant agreement or other legally binding obligation that would hinder or restrict your ability to work for the Company. If you are subject to any agreement with your current or former employer, you must provide a copy to Human Resources so that we may determine if this offer of employment can proceed: The Company further instructs you not to use or disclose any confidential information that you may have learned from a prior employer.

Please indicate your acceptance of this offer by signing below and returning it to me.

We are confident that your future at the Company will be exciting, challenging and rewarding. If you have any questions or if there is anything that I can do to facilitate the transition, please do not hesitate to call me. We look forward to working with you.

Sincerely,

Name: [____________]
Title: [____________]

ACCEPTED by:

Print Name: _____________________

_______________________________	_______________, ______
Signature	Date

EXHIBIT A

Annual Bonus:	Beginning [____], and subject to approval of the Compensation Committee, participation in the Company’s Annual Incentives Plan (AIP) target award equal to [____]% of Annual Base Salary. Formulaic plan utilizing financial metrics and established goals, with a focus on a few key outcomes (2-4 metrics), at threshold, target and maximum levels of performance. Payout opportunities will range from [___]% of target for threshold goal achievement to [___]% of target award for maximum goal achievement.

Target Year 1 ([_____]) AIP—$[___________]

One Time Transaction
Closing Equity Grant:	Subject to approval of the Compensation Committee, Executive will receive [____]% of the Company pool amount in the form of restricted stock/units that will vest [____] for executives materially involved in the listing process and otherwise be subject to the terms and conditions of the Company’s equity incentive plan and award agreements granted thereunder.

Annual
Long Term Incentive:	Executive will be eligible to participate in the Company’s Long Term Incentive Plan and may receive one or a combination of grants of: (i) incentive stock options, (ii) stock appreciation rights; (iii) restricted stock awards or units, (iv) vested stock awards, (v) dividend equivalents, (vi) other stock- or cash-based awards, (vii) cash awards and (x) substitute awards (collectively, the “Award”), subject to approval by the Compensation Committee.

Executive’s target grant date fair value equity award for Year 1 ([____]) value—$[________]

It is expected that with respect to the initial grant of equity-based awards (i) payout opportunities for PSUs will range from [___]% of target for threshold performance achievement to [___]% of target award for maximum goal achievement, (ii) payouts will be made in shares, (iii) PSUs would contain a [___] year performance period for PSUs with vesting at the end of that period and (iv) RSUs and Options will have a ratable [___] year vesting period, and (v) otherwise be subject to the terms and conditions of the Company’s equity incentive plan and award agreements granted thereunder.